                                                                     Exhibit 2.2

                      AMENDMENT TO STOCK PURCHASE AGREEMENT

     This Amendment to Stock Purchase Agreement (this "Amendment"), dated as of November 23, 2003, is entered into by and among UAP Holding Corp., a Delaware corporation ("Buyer"), ConAgra Foods, Inc., a Delaware corporation ("Seller"), and United Agri Products, Inc., a Delaware corporation (the "Company").

                                    RECITALS:

     A. Buyer, Seller and the Company entered into a Stock Purchase Agreement dated as of October 29, 2003 (the "Agreement").

     B. Section 14.2 of the Agreement provides that it may be modified or amended by an instrument in writing, signed by the party against whom enforcement of such modification or amendment is sought.

     C. Buyer, Seller and the Company desire to amend the Agreement to reflect certain agreements among such parties.

                                   AGREEMENT:

     In consideration of the promises and mutual agreements contained herein and in the Agreement, the parties hereto agree as follows:

     1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

     2.   Estimated Closing Balance Sheet.

     2.1 Section 3.2 of the Agreement is hereby deleted and replaced with the following:

          "3.2 Estimated Closing Balance Sheet. Attached hereto as Exhibit 3.2 is a copy of the estimated combined consolidated balance sheet for the Business (the "Estimated Closing Balance Sheet"), and included with the Estimated Closing Balance Sheet is a copy of the estimate of the calculation of Net Book Value (the "Estimated Net Book Value"), which has been prepared pursuant to the provisions of Section 5.1(a) using the amounts reflected on the Estimated Closing Balance Sheet, both of which are estimated as of the Closing Date.

     2.2 A new Exhibit 3.2 attached hereto as Attachment A is hereby added to the Agreement.

     3. Exhibits 3.3.1, 4.1.4 and 4.1.6 are hereby deleted and replaced with new Exhibits 3.3.1, 4.1.4 and 4.1.6 attached hereto as Attachment B, Attachment C, and Attachment D, respectively.

     4. Effective Time. The last sentence of Section 4 of the Agreement is amended to read in its entirety as follows:

          "Closing shall be effective as of 11:59 p.m. central time on the day immediately preceding the Closing Date (the "Effective Date")."

     5.   Leased Property. The following new Section 7.22A shall be added to the
          Agreement:

          "7.22A Leased Property. With respect to (x) each of the leases in the following locations between an Acquired Company and Seller or an Affiliate of Seller (other than the Acquired Companies): Corrine (Milestone), SK; Fairgrove, MI; Grand Forks, ND; Irvington, IA; Jamestown, ND; Ladoga, IN; Nesbitt, MB; Nokomis, SK; West Jefferson, OH and Yorkton, SK (the "Owned Site Leases") and (y), in connection with each of the Owned Site Leases, the portion of the leased premises exclusively possessed by the applicable Acquired Company, as lessee, and the Common Access Area (as defined in the Owned Site Leases) (the "Premises"): (a) Seller or Seller's Affiliate, which is the lessor under the Owned Site Lease has good and marketable title to the Premises as of this Closing, free and clear of any Encumbrance, except for Permitted Encumbrances; (b) as of the date hereof, to Seller's knowledge, there are no pending or threatened condemnation, expropriation, eminent domain or other similar proceedings, lawsuits or administrative actions relating to the Premises which materially and adversely affect the current use or occupancy thereof; (c) there are no outstanding written or oral rights, agreements, options or rights of first refusal to purchase the Premises, or any portion thereof or interest therein, which have been granted to any other Person; (d) to Seller's knowledge, there are no parties (other than Seller or Seller's Affiliates and the Acquired Companies) in possession of or holding any rights to take possession of the Premises; and (e) except for any matter which would not materially adversely affect the current use of the Premises, (i) the legal description, if any, for the Premises contained in the Owned Site Lease is an adequate approximation of the Premises, (ii) to Seller's knowledge any buildings and improvements of the lessee under the Owned Site Leases are located within the boundary lines of the Premises, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the Premises, (iii) to Seller's knowledge, the Premises does not serve any adjoining property for any purpose inconsistent with the current use of the Premises, and (iv) to Seller's knowledge the Premises is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained. With respect to the subleases between an Acquired Company, as lessee, and Seller, as lessor, which affect premises located in Browns, IL and Carrington, ND, respectively, each master lease between Seller, as lessee, and a third party landlord which affect such premises (each, a "Master Lease") is a valid and binding obligation of Seller and to Seller's knowledge, is in full force and effect without further amendment. Seller, and to the knowledge of Seller, each other party thereto, is not (with or without lapse of time or the giving of notice, or both) in material breach or default under any Master Lease, except for a breach or default arising in the ordinary course of business that has been cured or that will be resolved in the ordinary course of business, will not result in any material liability to the Seller and will not materially adversely affect the possession by Seller of such location. To Seller's knowledge, neither party to any Master Lease has terminated or cancelled, or intends to terminate or cancel, a Master Lease."

     6. Hiring of Pilots. The following new Section 9.2.6 shall be added to the Agreement:

          "9.2.6 Hiring of Pilots. Buyer shall cause the Company to hire, on the Closing Date, the two (2) pilots who currently pilot the Lear at the same base salary as such pilots received from Seller."

     7.   Exhibit 9.3.1 is hereby deleted and replaced with the new Exhibit
          9.3.1 attached hereto as Attachment E.

     8. DeForest Property. The following new Section 9.14 shall be added to the Agreement:

          "9.14  DeForest, WI Real Estate.

                 9.14.1 The transfer to Seller by Grower Service Corporation (New York) ("Grower Service") of the corn pad and underlying real estate and driveway to the East thereof (the "Property") at UAP Great Lakes retail location in DeForest, Wisconsin cannot be completed without first obtaining certain approvals and/or waivers (collectively, the "Approvals") from Columbia County, Wisconsin, or certain of its departments or agencies (any of which constitute the "County").

                 9.14.2 After Closing, Seller, Buyer, the Company and Grower Service shall use commercially reasonable efforts to obtain the Approvals, including having a certified survey of the Grower Service property prepared identifying the Property as the parcel bounded by the property lines located on the west, north and south and on the east by a line parallel with the western property line located 180 feet to the east thereof to be separated from the Grower Service property for conveyance to Seller, and providing for an approximately 25 foot wide easement for ingress and egress to and from County Highway "C" over the existing asphalt driveway/parking area on the parcel to be retained by Grower Service, and complying with all reasonable requests or conditions made by the County in connection with the Approvals process. Buyer and the Company shall cause

                         Grower Service not to reflect the Property as an owned asset on the books and records of Grower Service, but rather shall cause Grower Service to treat the Property as equitably owned by Seller. Prior to obtaining the Approvals, Seller shall pay Seller's proportionate share of real property taxes and shall indemnify and hold harmless Buyer, the Company and Grower Service for any liability or claim resulting from or in connection with the Property from the date hereof until the transfer of the Property from Grower Service to Seller (as described below) unless such liability or claim is caused by the act or omission of Buyer, the Company, Grower Service, their Affiliates, or their respective employees, agents, customers, licensees, invitees or contractors (in each case, other than the Seller and its Affiliates (other than the Acquired Companies)), in which case Seller shall indemnify and hold harmless Buyer to the extent such liability or claim was not caused by the act or omission of Buyer, the Company, Grower Service, their Affiliates, or their respective employees, agents, customers, licenses, invitees or contractors (in each case, other than the Seller and its Affiliates (other than the Acquired Companies)). Within thirty (30) days after such Approvals have been obtained, Buyer and the Company shall cause the Property to be transferred by Grower Service to Seller, free and clear of any and all Encumbrances dated on or after Closing. This transfer of the Property shall be for nominal consideration and shall include all of Grower Services' rights, easements, water rights, wells, well permits and other appurtenances in and to such Property.

                 9.14.3 In the event that the Approvals cannot be reasonably obtained within four (4) months after Closing, Buyer shall cause Grower Service to enter into a long term written lease agreement with Seller upon commercially reasonable terms pursuant to which Seller shall have possession and use of the Property including the driveway access at a rental cost of not more than Twenty Dollars ($20.00) per year plus a pro rata share of the real estate taxes for the Property, with a perpetual right of renewal in Seller, and with no obligation of Grower Service to maintain any improvements on the Property."

     9.   Routers.

     9.1  The following new Section 9.15 shall be added to the Agreement:

          "9.15 Routers. The parties hereto acknowledge and agree that the routers listed on Exhibit 9.15 hereto (the "Routers") are located at locations owned or leased by the Acquired Companies, but that such Routers are owned by Seller and constitute

          Retained Assets. The Company shall have the option to purchase the Routers, as a whole and not in part, on an "as-is where-is" basis without representation or warranty, at any time within the one (1) year period following the Closing Date. The purchase price for the Routers shall be the net book value of the Routers as of the date of the transfer of the Routers to the Company and shall be paid by the Company to Seller in immediately available funds."

     9.2 A new Exhibit 9.15, attached hereto as Attachment F, is hereby added to the Agreement.

     10.  WAN Connection. The following new Section 9.16 shall be added to the
          Agreement:

          "9.16 Wan Connection. For a period of one (1) year following the Closing Date, Buyer and the Company shall continue to provide to Seller WAN connection access from Seller's Carrington, North Dakota and Hayward, Minnesota locations to Seller's Omaha, Nebraska location. Such access shall be provided on a basis consistent with the manner in which the Company provided such access immediately prior to the date hereof. Seller shall pay the Company an amount equal to $200 per month for services relating to the Carrington location and an amount equal to $200 per month for services relating to the Hayward location. Seller shall have the right to terminate this service for either location or both such locations by giving Buyer at least sixty (60) days written notice."

     11. Location List. Exhibit D to the Seller Disclosure Schedule is hereby deleted in its entirety and replaced in its entirety with a new Exhibit D, which is attached hereto as Attachment G.

     12.  Landry Claim. The following new Section 12.1.5.A shall be added to the
          Agreement:

          "12.1.5.A The claims made by each of Susan Politz Landry, Howard Nowlin, Jr., Kathleen Nowlin, Tammy Nowlin, Brian Nowlin, Dominque Haley and Debra Cavalier relating to the automobile accident involving such persons which occurred on or about September 4, 2002 (collectively, the "Landry Claim"). Seller shall solely control the Landry Claim and may settle or compromise the Landry Claim without the consent of Buyer, the Company, and/or the Company's Affiliates. The Company agrees to execute, or cause its Affiliates to execute, if necessary, any agreement necessary to settle or compromise the Landry Claim. No Liability relating to the Landry Claim shall be included in the calculation of Net Book Value."

     13. Notwithstanding anything to the contrary in Section 9.11 of the Agreement, Buyer and Seller hereby agree that (i) Buyer shall be deemed to have exercised the Option , (ii) Net Book Value shall be increased by an amount equal to Two Million Two Hundred Thousand Dollars ($2,200,000), and (iii) Buyer shall be responsible for all additional reasonable costs of acquiring the Lear 35, including filing fees, registration costs, taxes and other direct out-of-pocket costs.

     14. The Potential UAP Arrangements Schedule, which is part of Exhibit 1.1(c), is hereby deleted in its entirety and replaced with a new Potential UAP Arrangement Schedule, which is attached hereto as Attachment H.

     15. Equipment Lease Credit Support. Seller agrees that the letter of credit attached hereto as Attachment I is satisfactory to Seller and that the financial institution providing such letter of credit is satisfactory to Seller.

     16.  Miscellaneous.

     16.1 Ratification; Entire Agreement. This Amendment shall not effect any terms or provisions of the Agreement other than those amended hereby and is only intended to amend, alter or modify the Agreement as expressly stated herein. Except as amended hereby, the Agreement remains in effect, enforceable against each of the parties, and is hereby ratified and acknowledged by each of the parties. The Agreement, as amended by this Amendment, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supercedes any prior or contemporaneous agreements, whether oral or written, among the parties with respect to the subject matter hereof. No amendment or modification of this Amendment shall be effective unless made in writing and duly executed by the parties hereto.

     16.2 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

     16.3 No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

     16.4 Applicable Law. This Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in Delaware (without regard to conflicts of law doctrines).

     16.5 Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     16.6 Effect of Headings. The headings of the various sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting, or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

CONAGRA FOODS, INC.,                      UAP HOLDING CORP.,
a Delaware corporation                    a Delaware corporation


By:        /s/ Patrick K. Koley           By:        /s/ David Bullock
     ---------------------------------         ---------------------------------
Its:       Authorized Signatory           Its:       Authorized Signatory
     ---------------------------------         ---------------------------------


UNITED AGRI PRODUCTS, INC.,
a Delaware corporation


By:       /s/ Patrick K. Koley
     ---------------------------------
Its:      Authorized Signatory
     ---------------------------------